Exhibit 3.1
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MINIMED GROUP, INC.
MiniMed Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
FIRST: The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on February 27, 2025 under the name “Wallabies Inc.” (as amended, through the date hereof, the “Certificate of Incorporation”).
SECOND: The Corporation amended the Certificate of Incorporation on March 13, 2025 to reflect a change in the name of the Corporation to “MDT Sub Holdings, Inc.”
THIRD: The Corporation amended the Certificate of Incorporation on July 21, 2025 to reflect a change in the name of the Corporation to “MiniMed Group, Inc.”
FOURTH: The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A and incorporated herein by reference (the “Restated Certificate”) integrates, restates and further amends the Certificate of Incorporation in its entirety to read as set forth therein.
FIFTH: The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
* * * * *
IN WITNESS WHEREOF, MiniMed Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this _________ day of __________.
MINIMED GROUP, INC.,

by

Name:
Chief Executive Officer

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MINIMED GROUP, INC.
ARTICLE ONE
The name of the corporation is MiniMed Group, Inc. (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent whose office address will be the same as the registered office is Corporation Service Company.
ARTICLE THREE
The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE FOUR
SECTION 1    Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is __________ shares, consisting of two classes as follows:
(a)    __________ shares of Common Stock, par value $0.01 per share (the “Common Stock”); and
(b)    __________ shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
SECTION 2    Common Stock. Except as otherwise provided by the DGCL or this amended and restated certificate of incorporation (as it may be amended and/or restated, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon generally by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
SECTION 3    Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE FIVE
SECTION 1    Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
SECTION 2    Number of Directors; Voting. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. Each director shall be entitled to one vote with respect to each matter before the Board of Directors, whether by meeting or pursuant to written consent.
SECTION 3    Election and Term of Office.
(a)    Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as they may be amended, the “Bylaws”) shall so provide.
(b)    Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board of Directors is authorized to assign members of the Board of Directors already in office to a class at the time such classification becomes effective.
(c)    Term of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect directors, each director shall serve for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders to be held in 2026; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders to be held in 2027; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders to be held in 2028; provided further, that each director shall hold office until their successor is duly elected and qualified, or until their earlier death, resignation, disqualification or removal.
SECTION 4    Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors or any vacancy occurring on the Board of Directors, however created, shall be filled only by resolution of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock then outstanding) and may not be filled in any other manner. In the event of any increase in the authorized number of directors, the Board of Directors shall assign the class to which a newly created directorship shall be allocated. A director appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a director or other cause shall hold office for the unexpired term of such director’s predecessor in office, and a director appointed to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been assigned and, in each case, until their successor is duly elected and qualified, or until their earlier death, resignation, disqualification or removal. In no case will a decrease in the authorized number of directors have the effect of removing or shortening the term of any incumbent director.
SECTION 5    Removal, Resignation and Disqualification of Directors. For so long as Medtronic (as defined in Section 2 of ARTICLE EIGHT) Beneficially Owns a majority of the voting power of all then-outstanding shares of Voting Stock, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by an affirmative vote of any stockholders holding shares of capital stock representing, in the aggregate, a majority of the total voting power of the then-outstanding shares of all classes of capital stock of the Corporation, whether such vote is of Medtronic as a voting stockholder or Medtronic as a voting stockholder together with any other voting stockholders. From and after the first time at which Medtronic ceases to Beneficially Own a majority of the voting power of all then-outstanding shares of Voting Stock, subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed, but only for cause, by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (the “Voting Stock”). Any director may resign at any time upon written notice to the Corporation.
SECTION 6    Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall hold office until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to their earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
SECTION 7    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SIX
SECTION 1    Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, respectively.
SECTION 2    Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification), through provisions in the Bylaws, agreements with such directors, officers, employees or agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
SECTION 3    Amendment of this Article. No amendment, repeal or modification of this ARTICLE SIX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE SIX, shall (a) adversely affect any right or protection of a director, officer or agent of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification or (b) increase the liability of any director, officer, employee or agent of the Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.
ARTICLE SEVEN
SECTION 1    Action by Written Consent. Subject to Section 211(b) of the DGCL and subject to the rights of the holders of any series of Preferred Stock then outstanding, for so long as Medtronic Beneficially Owns a majority of the voting power of all then-outstanding shares of Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the first time at which Medtronic no longer Beneficially Owns a majority of the voting power of all then-outstanding shares of Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the Corporation’s stockholders shall not have the ability to consent in writing without a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock.
SECTION 2    Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Chair of the Board of Directors, (ii) the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (iii) the Chief Executive Officer. No other person or persons shall have the ability to call a special meeting of stockholders. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
SECTION 3    No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE EIGHT
SECTION 1    Certain Acknowledgments. It is hereby acknowledged that
(a)    the Corporation will not be a wholly owned subsidiary of Medtronic and that Medtronic may continue to be a significant stockholder of the Corporation;
(b)    (i) directors, officers or employees of Medtronic may serve as directors, officers or employees of the Corporation, (ii) Medtronic may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iii) Medtronic may have an interest in the same areas of corporate opportunity as the Corporation and the Affiliated Companies;
(c)    the provisions of this ARTICLE EIGHT shall, to the fullest extent permitted by applicable law, regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Medtronic and the conduct of certain affairs of the Corporation as they may involve Medtronic and its directors, officers or employees, including any of the foregoing who serve as directors, officers or employees of the Corporation (Medtronic and all such other persons, each an “Exempted Person” and collectively, the “Exempted Persons”);
(d)    this ARTICLE EIGHT constitutes a renunciation of corporate opportunities pursuant to Section 122(17) of the DGCL, which authorizes a corporation to renounce specified classes and categories of business opportunities;
(e)    the Official Synopsis for the Act of the Delaware General Assembly enacting Section 122(17) of the DGCL states that “the classes or categories of business opportunities may be specified by any manner of defining or delineating business opportunities … including, without limitation, by … identity of the originator of the business opportunity, identity of the party or parties to or having an interest in the business opportunity, [and] identity of the recipient of the business opportunity”; and
(f)    as a result of the renunciations set forth in this ARTICLE EIGHT, (i) each Exempted Person will rely on this ARTICLE EIGHT in declining to communicate or offer a business opportunity to the Corporation or any of its subsidiaries unless Section 4 of this ARTICLE EIGHT applies to such person; (ii) an Exempted Person will rely on this ARTICLE EIGHT to retain or exploit such business opportunity for itself or for the benefit of persons or entities other than the Corporation and the Affiliated Companies; and (iii) Medtronic has approved an initial public offering of the stock of the Corporation in reliance on the adoption of this ARTICLE EIGHT.
SECTION 2    Certain Definitions. As used in this Certificate of Incorporation, (i) “Medtronic” shall mean Medtronic plc, an Ireland public limited company, any and all successors to Medtronic by way of merger, consolidation or sale of all or substantially all of its assets or equity, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (A) in which Medtronic owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which Medtronic otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of Medtronic within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), now or hereafter existing; provided, however, that the term “Medtronic” shall not include the Corporation or any entities (x) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (y) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (z) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act now or hereafter existing (such entities described in clauses (x), (y) and (z), the “Affiliated Companies”) and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.
SECTION 3    Renunciation of Corporate Opportunities. To the fullest extent permitted by the DGCL, but subject to Section 4 of this ARTICLE EIGHT, the Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any and all business opportunities: (a) originated or acquired by an Exempted Person; (b) in which the Exempted Person has an interest; or (c) that is received from any person or entity by an Exempted Person. The business opportunities renounced under this Section 3 of ARTICLE EIGHT include any actual or potential investment or business opportunity or prospective economic advantage in which the Corporation could, but for this Section 3 of ARTICLE EIGHT, have an interest or expectancy (including, without limitation, acquisitions, dispositions, business combinations, financings or investment opportunities), whether or not such opportunities are in the same or similar lines of business in which the Corporation is engaged or intends to engage.
SECTION 4    Excluded Opportunities. Notwithstanding the foregoing provisions of this ARTICLE EIGHT, but subject to Section 5 of this ARTICLE EIGHT, the Corporation does not renounce any business opportunity: (a) expressly offered to a person in his or her capacity as a director or officer of the Corporation; (b) offered to, or acquired by, a person while he or she is a full-time employee of the Corporation; or (c) that has been developed using the confidential information of the Corporation or the Affiliated Companies.
SECTION 5    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it, or that is one in which the Corporation has no interest or reasonable expectancy.
SECTION 6    Authorized Business Activities. Without limiting the other provisions of this ARTICLE EIGHT, Medtronic shall have no duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliated Company, (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company or (iii) employing or otherwise engaging any director, officer or employee of the Corporation or any Affiliated Company. To the fullest extent permitted by applicable law, except as provided in Section 4 of this ARTICLE EIGHT, no officer, director or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Medtronic shall be deemed to have breached their fiduciary duties, if any, to the Corporation or any Affiliated Company solely by reason of Medtronic’s engaging in any such activity.
SECTION 7    Notice and Consent. To the fullest extent permitted by applicable law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.
SECTION 8    No Expansion of Duties. Nothing in this ARTICLE EIGHT creates or is intended to create any fiduciary duty on the part of Medtronic, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them, that does not otherwise exist under applicable law, and nothing in this ARTICLE EIGHT expands any such duty of any such person that may now or hereafter exist under applicable law.
SECTION 9    Termination. The foregoing provisions of this ARTICLE EIGHT (but, for the avoidance of doubt, not Section 9 or Section 10 of this ARTICLE EIGHT) shall terminate, expire and have no further force and effect on the first date that (x) Medtronic ceases to Beneficially Own at least 10% of the outstanding shares of capital stock of the Corporation and (y) no person who is a director, officer or employee of Medtronic is also serving as a director or officer of the Corporation. No amendment, repeal, modification, termination or expiration of this ARTICLE EIGHT, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT, shall eliminate or reduce the effect of this ARTICLE EIGHT in respect of any matter occurring prior to such amendment, repeal, modification, termination or adoption.
SECTION 10    Business Combinations. The Corporation shall not be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation, until the moment in time immediately following the first time at which both of the following conditions exist (if ever): (A) Section 203 of the DGCL by its terms would, but for the provisions of this Section 10 of ARTICLE EIGHT, apply to the Corporation; and (B) there occurs a transaction following the consummation of which Medtronic owns (as defined in Section 203 of the DGCL) less than 15% of the voting power of the Corporation’s then-outstanding shares of Voting Stock (solely for purposes of this Section 10 of ARTICLE EIGHT, as defined in Section 203 of the DGCL) of the Corporation (the “Applicable Time”). From and after the Applicable Time, this Section 10 of ARTICLE EIGHT shall have no effect and the Corporation shall be governed by Section 203 of the DGCL if and for so long as Section 203 of the DGCL by its terms shall apply to the Corporation.
ARTICLE NINE
SECTION 1    Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any vote required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
SECTION 2    Amendments to this Certificate of Incorporation. The Corporation reserves the right, from time to time, to amend, alter or repeal any provision of, or add new provisions to, this Certificate of Incorporation in the manner now or hereafter prescribed in the DGCL, and all rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Certificate of Incorporation are conferred subject to such right. Except as otherwise provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock then-outstanding that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least two-thirds in voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Sections 2, 3(b), 3(c), 4 and 5 of ARTICLE FIVE, Sections 1 and 2 of ARTICLE SEVEN, ARTICLE EIGHT, and ARTICLE NINE, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). For the avoidance of doubt, the Corporation expressly elects to be governed by Section 242(d) of the DGCL.
ARTICLE TEN
SECTION 1    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim that is based upon a violation of a duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim pursuant to any provision of this Certificate of Incorporation or the Bylaws, (iv) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine (each, a “Covered Proceeding”); provided that, for the avoidance of doubt, the foregoing provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
SECTION 2    Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 1 of this ARTICLE TEN, the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”) without the prior written approval of the Corporation, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 1 of this ARTICLE TEN (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
SECTION 3    Notice and Consent. To the fullest extent permitted by applicable law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.
ARTICLE ELEVEN
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.
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